Exhibit 99.4

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571

Laredo Petroleum Commences Tender Offers and Consent Solicitations for
Its Outstanding Senior Notes

TULSA, OK – January 6, 2020 – Laredo Petroleum, Inc., a Delaware corporation (NYSE: LPI) (“Laredo” or the “Company”), announced today that it is commencing cash tender offers and consent solicitations for any or all of its outstanding (i) $450 million aggregate principal amount of 5 5/8% senior unsecured notes due January 2022 (the “2022 Notes”) and (ii) $350 million aggregate principal amount of 6 1/4% senior unsecured notes due March 2023 (the “2023 Notes” and, together with its 2022 Notes, the “Existing Notes”), subject to certain conditions (collectively, the “Tender Offers”). Information related to the Existing Notes and the pricing terms of the Tender Offers is listed in the table below.

Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Offer Consideration(1)	Early Tender Premium(1)	Total Consideration(1)(2)
5 5/8% Senior Notes due 2022	516806AD8	$450,000,000	$956.30	$50.00	$1,006.30
6 1/4% Senior Notes due 2023	516806AE6	$350,000,000	$965.63	$50.00	$1,015.63

(1)	Per $1,000 principal amount of Existing Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Company.
(2)	Includes the Early Tender Premium (as defined below) for Existing Notes validly tendered (and not validly withdrawn) prior to the Early Tender Date (as defined below) and accepted for purchase by the Company.

In conjunction with the Tender Offer for each series of the Existing Notes, the Company has also commenced a solicitation (a “Consent Solicitation”) of consents (each a “Consent”) from holders of such series of Existing Notes to amend certain provisions (the “Proposed Amendments”) of the indenture governing such series of Existing Notes to eliminate substantially all of the restrictive covenants and certain events of default under the applicable indenture and shorten the notice required to be given to holders from 30 days to 3 business days in the case of a redemption of the Existing Notes issued under the applicable indenture.

Holders may not tender the 2022 Notes or 2023 Notes without delivering their Consent pursuant to the related Consent Solicitation and may not deliver a Consent without tendering their 2022 Notes or 2023 Notes pursuant to the applicable Tender Offer.

Subject to the terms and conditions of the Tender Offers and the Consent Solicitations, the consideration for each $1,000 principal amount of Existing Notes validly tendered (and not validly withdrawn) and accepted for purchase will be the tender offer consideration for such series of Existing Notes set forth in the table above (with respect to each series of Existing Notes, the “Tender Offer Consideration”). Holders of Existing Notes that are validly tendered (and not validly withdrawn) at any time prior to 5:00 p.m., New York City time, on January 17, 2020 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase by the Company pursuant to the applicable Tender Offer will receive the applicable Tender Offer Consideration for such series of Existing Notes, plus the applicable early tender premium for such series of Existing Notes set forth in the table above (with respect to each series of Existing Notes, the “Early Tender Premium” and, together with the applicable Tender Offer Consideration, the “Total Consideration”), subject to the terms and conditions of the Tender Offers and the Consent Solicitations. Holders validly tendering their Existing Notes after the Early Tender Date will not be eligible to receive the Early Tender Premium. In addition to the Total Consideration or Tender Offer Consideration, as applicable, all Existing Notes accepted for purchase by the Company will receive accrued and unpaid interest on such Existing Notes from the last interest payment date to, but not including, the applicable Settlement Date (as defined below).

The early settlement date for each series of Existing Notes is currently expected to occur on or about January 24, 2020, subject to all conditions to the applicable Tender Offer and Consent Solicitation having been either satisfied or waived by the Company (the “Early Settlement Date”). On the Early Settlement Date, the Company will accept Existing Notes validly tendered (with Consents that have been validly delivered) (and not validly withdrawn) (or Consents revoked) at or prior to the Early Tender Date. The Company will purchase any remaining Existing Notes of each series that have been validly tendered and not validly withdrawn at or prior to the Expiration Date (as defined below) for such series and that the Company chooses to accept for purchase, subject to all conditions to the applicable Tender Offer and Consent Solicitation having been either satisfied or waived by the Company, promptly following the Expiration Date (the settlement date of such purchase being the “Final Settlement Date”; the Final Settlement Date and the Early Settlement Date each being a “Settlement Date”). The Final Settlement Date is expected to occur on February 5, 2020, the first business day following the Expiration Date, assuming that the conditions to the applicable Tender Offer and the Consent Solicitation are satisfied or waived.

Neither Tender Offer is conditioned upon the tender of a minimum amount of Existing Notes, the consummation of the other Tender Offer in respect of the other series of Existing Notes or obtaining any Requisite Consent (as defined below). However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the applicable Offer to Purchase and Consent Solicitation (as defined below), including the Company having completed the proposed senior unsecured notes offering of at least $830 million in net proceeds, assuming all other conditions to the Tender Offers have been met. In the event that all of the Existing Notes are not tendered in the Tender Offers or the Tender Offers are not consummated, the Company intends to use a portion of the net proceeds from the proposed notes offering to fund the redemption of all 2022 Notes outstanding on or around February 5, 2020 (or, if the related Proposed Amendments become operative on or before January 30, 2020, on the date three business days after such operative date) and all 2023 Notes outstanding on or after March 15, 2020. The Consent Solicitations are conditioned on the receipt of consents from holders of at least a majority in principal amount of each series of Existing Notes.

The Company intends to execute a supplement to the indenture governing each series of Existing Notes (each a “Supplemental Indenture”) with the trustee with respect to the Proposed Amendments to the applicable indenture if the requisite consents to effect such Proposed Amendments (the “Requisite Consents”) are received, as described in the applicable Offer to Purchase and Consent Solicitation. Assuming that the Requisite Consents are received, it is expected that each applicable Supplemental Indenture will be entered into promptly following the later of the receipt of such Requisite Consents and the Withdrawal Deadline (as defined below). The applicable Supplemental Indenture will apply only to the applicable series of Existing Notes and a Supplemental Indenture may be executed with respect to one series of Existing Notes even if the Requisite Consents for the other series of Existing Notes have not been received.

Each Supplemental Indenture will become effective upon execution, but will provide that the Proposed Amendments will not become operative unless the Company accepts the applicable Existing Notes satisfying the Requisite Consents required for purchase in the applicable Tender Offer for the respective series of Existing Notes. If a Tender Offer or the related Consent Solicitation is terminated or withdrawn, the applicable indenture will remain in effect in its present form unless the Requisite Consents with respect to the Proposed Amendments to such indenture are otherwise obtained.

The Proposed Amendments constitute a single proposal with respect to the applicable series of Existing Notes, and a consenting holder of such series of Existing Notes must deliver a Consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

Tendered Existing Notes may be validly withdrawn from the Tender Offers, and delivered Consents may be revoked, at any time prior to 5:00 p.m., New York City time, on January 17, 2020, unless extended by the Company (such date and time, as it may be extended, the “Withdrawal Deadline”). Holders who validly tender their Existing Notes (and validly deliver any related Consents) after the Withdrawal Deadline, but prior to the Expiration Date, may not validly withdraw their tendered Existing Notes (or validly revoke their Consents). The Company may amend, extend or, subject to certain conditions and applicable law, terminate each Tender Offer or Consent Solicitation at any time in its sole discretion.

The Company has engaged BofA Securities to act as dealer manager in connection with the Tender Offers, and has appointed Global Bondholder Services Corporation (“GBS”) to serve as the depositary and information agent for the Tender Offers.

For additional information regarding the terms of the Tender Offers, please contact BofA Securities at (888) 292-0070 (toll-free) or (980) 388-0539 (collect). Questions regarding the Tender Offers should be directed to GBS at (212) 430-3774 (banks and brokers) or (866) 470-3700 (all others).

The full terms and conditions of each Tender Offer are described in the Offer to Purchase and Consent Solicitation Statement for the applicable series of Existing Notes, dated January 6, 2020 (each an “Offer to Purchase and Consent Solicitation”), and the accompanying Consent and Letter of Transmittal with respect to such series of Existing Notes. Each Tender Offer and Consent Solicitation will expire at 12:01 a.m., New York City time, on February 4, 2020, unless extended or earlier terminated by the Company (such date and time, as it may be extended, the “Expiration Date”). Holders of the applicable series of Existing Notes are encouraged to read these documents, as they contain important information regarding the applicable Tender Offer and Consent Solicitation. These documents are available at http://www.gbsc-usa.com/Laredo/ and may also be obtained by contacting GBS by telephone.

None of the Company, its board of directors, the dealer manager, GBS or the trustee for the Existing Notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any Existing Notes in response to the Tender Offers. Holders must make their own decision as to whether to tender any of their Existing Notes and, if so, the principal amount of Existing Notes to tender.

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any series of the Existing Notes. The Tender Offers have been made solely pursuant to the applicable Offers to Purchase and Consent Solicitation and the related Consents and Letters of Transmittal.

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.

Forward-Looking Statements

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. The forward-looking statements involve risks and uncertainties, including, among others, that our business plans may change as circumstances warrant and that the new notes may not ultimately be offered to the public and the Existing Notes may not be purchased because of general market conditions or other factors. General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the increase in service and supply costs, tariffs on steel, pipeline transportation constraints in the Permian Basin, hedging activities, possible impacts of litigation and regulations, the suspension or discontinuance of share repurchases at any time and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, the preliminary prospectus supplement and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contact:

Ron Hagood: (918) 858-5504 – RHagood@laredopetro.com

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